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Traducción e Interpretación

Inglés • Francés • Alemán • Portugués

May 22, 2018.

To whom it may concern,

I hereby certify that this is an accurate translation into English of a Contract regarding the Mining Concession named "Proyecto Mabel", consisting of 8 pages, originally written in Spanish, with the adjustments necessary for its better understanding.

Very sincerely yours,

Bertha A Medina

Bertha Aurora Medina Villanueva
Expert Translator
Approved by the Supreme Court of Justice of Hermosillo, Sonora

ata American Translators Association
The Voice of Interpreters and Translators

This Certifies that

Bertha A. Medina

ATA Member Number 222583
is a Corresponding Member in good standing
for the year 2018

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INSTITUTO FEDERAL ELECTORAL
REGISTRO FEDERAL DE ELECTORES
CREDENCIAL PARA VOTAR

NOMBRE
MEDINA
VILLANUEVA
BERTHA AURORA
EDAD 50
SEXO M
DOMICILIO
C DE LA ASEQUIA 17 S/N
REAL DEL ALAMITO 83000
HERMOSILLO ,SON.
FOLIO 0000075469774 AÑO DE REGISTRO 1993 02
CLAVE DE ELECTOR MDVLBR58021026M500
ESTADO 26 DISTRITO
MUNICIPIO 049 LOCALIDAD 0468 SECCION 0589

Servicios de Traducción e Interpretación
José S. Healy 271A entre Monteverde y 14 de Abril
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Tel/Fax: (662)210-2172 Cel: (662)101-4562
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Perito Traductor
Supremo Tribunal de Justicia del Estado de Sonora

CONTRACT OF ASSIGNMENT OF RIGHTS, EXPLORATION, OPERATION, AND COMMERCIALIZATION OF MINERAL PRODUCTS FROM THE GROUP OF MINING CONCESSIONS NAMED **"MABEL PROJECT"** ENTERED INTO BETWEEN **MEXUS GOLD MX, S.A. DE C.V.**, HEREINAFTER CALLED "**MEXUS GOLD MX**", REPRESENTED BY PAUL DWIGTH THOMPSON, AS SOLE ADMINISTRATOR, AND "THE CONCESSIONAIRE", THE COMPANY "**PACIFIC COMOX, S.A.**", REPRESENTED IN THIS ACT BY CESAR MAURICIO LEMAS CONTRERAS, AS LEGAL OWNER. BOTH PARTIES ACKNOWLEDGING EACH OTHER'S CAPACITY TO ENTER INTO THIS CONTRACT, THUS, THE PARTIES AGREE TO THE FOLLOWING: -

OBJECTIVE:

The objective of this Contract is to jointly develop the Mining Project up to reach the production and commercialization of the products stage, with 90/10% of active participation of both parties. -

DECLARATIONS

1.-- "THE CONCESSIONAIRE" declared that due to assignment of rights he is the title holder of the rights of the following mining concessions for operation: - -

Las Carmelitas, Title 172975, surface 9.00 has
Don Lauro, Title 209102, surface 8.1399 has
Carlota, Title 172960, surface. 9.00 has
El Venado, Title 180700, surface 8.1073 has

Assignment of rights dated February 9, 2007, Book 129, Volume 21, Page 6, Act 11.

The Concessionaire declared that he is also the title holder by assignment of rights of the following mining concessions:

Mabel, Title 190649, surface 423.9580 has
Mabel 1, Title 218588, surface 599.3425 has
Mabel 2 Fracc. 1, Title 222782, surface 402.1908 has
Mabel 2 Fracc 2, Title 222783, surface 0.0963 has

Dana 1, Title 218587, surface 212.4758 has
Dana Fracc.I, Title 216136, surface 452.9047 has
Dana Fracc. II, Title 216137, surface 2.9850 has

Assignment of rights dated January 20, 2011, Book 129, Volume 14, Page 100, Act 165.

Altogether the "**Mabel Project**" amounts to a surface of **2128.2003 hectares.**

2.- "THE CONCESSIONAIRE" declares that he is the legal representative of the company Pacific Comox S.A. de C.V., whose address is Calle 9 No. 5 Oeste, Colonia Centro, Caborca, Sonora, CP 83600, which was incorporated through notarial instrument number 10,121, volume 157, dated August 28, 2002, and registered in the Public Registry of Real Property and Commerce of Caborca, Sonora, Book I, under number 803, Volume 36, dated September 11, 2002. - - - -

Additionally, it is registered in the Public Mining Registry, under number 167, volume XXXVII of the Book of Mining Companies of the Public Mining Registry, dated September 30, 2002; before the Ministry of Foreign Affairs, Permit 2602,326, File 200226002126, Folio 6Y0I0QS7, dated August 22, 2002; and before the Ministry of Finance and Public Credit; RFC: PCO020911QL9.- - -

That the Company is entitled to acquire, explore, operate, and comercialize the metals that can be obtained from the aforementioned mining concessions. - - - - -

3a- "THE CONCESSIONAIRE" declares that he is familiar with the mining camp, that he has carried out the geological studies and preliminary assays on samples taken from the land, and that he is entitled and willing to carry out the assignment of exploration rights, and where appropriate, operation, transformation, and industrialization. -

3b).- **"THE CONCESSIONAIRE"** keeps declaring that the rights his client has on the lots have not been limited or revoked, and that there is no competition process from a third party, regarding his exploration or operation or to signature approval on the Contract. -

3c).- That the rights resulting from the mining concessions are free of encumbrance, affectation, burden or limitation of ownership of any nature, and, as a result, they are susceptible to be the subject-matter of this Contract. - - - - - - -

3d).- That he wants to sign this contract with the promising assignee including 100% of his rights resulting from the mining concession titles, provided that the conditions agreed upon later are met. -

4 .- PAUL DWIGHT THOMPSON, the representative of MEXUS GOLD MX SA DE CV, declares: -

A) That it is a Mexican company with RFC____________ and with address for service of process located on ____________________, in Hermosillo, Sonora; that it is company dully incorporated and capable of engaging on the exploration, exploitation (operation), and benefit (processing) of all substances subject to concession, to be the title holder of mining concessions, and enter into contracts of this type and, therefore, capable to entered into this joint venture agreement. -

B) That the has sufficient powers to enter into this Contract of Asignment of Mining Rights as shown by the articles of incorporation with irrevocable power of attorney for litigation and collections, day-to-day management functions and acts of ownership granted by __________________, Attorney At Law, Notary Public Number 91, with practice and residence in Hermosillo, Sonora, date March 22, 2018, according to notarial instrument number ______, volume ______, registered in the Public Registry of Real Property and Commerce of the corresponding Judicial District under commercial folio ____________. -

C) That he is interested in the execution of this instrument in order to carry out the acquisition of the rights of the mining lots described in Declaration 1.-). - -

D) That he wants to enter into this Contract with "**THE CONCESSIONAIRE**", in order to develop the mining contract at issue. -

Finally, both parties declare: -

E) That they do hereby mutually acknowledge one another's proper legal capacity whith which they appear to enter into this Contract, under which they appear with capacity to execute agreements and be bound, respectivelly, pursuant to the terms and conditions set forth herein. - - - - - - - - - - - - - - - - - -

That it is their desire thereof to enter into this Contract pursuant to the following:

CLAUSES

First.- Pacific Comox S.A. de C.V. shall assign and formally transfer the rights that correspond to him as title holder and attorney in fact of the mining concessions described in the Declarations in favor of the Company **"Mexus Gold MX", S.A. de C.V.,** represented in this act by **Paul Dwight Thompson,** for all that by fact and by law is assigned without limitation, except those foreseen in the concession titles and in the mining law, when the promisor assignee has investments to purchase the mining lots in the future, prior active participation in these negotiations with the people interested in acquiring them. - - - - - - - - - - - -

The Company **"Mexus Gold MX", S.A. de C.V.,** acquired along with the ownership of the mining concessions that were promised the rights and obligation pursuant to Article 19 (nineteen) of the Mining Law, subrogándose with respect to the rights and obligations contained in them, thus, it shall meet todas y cada una of them pursuant to the pertinent law. -

Second.- Both parties agree that the conditions of this operation is constituted by the following: **"THE CONCESSIONIRE"** will receive the amount corresponding to 10% (ten percent) of the total amount obtained from the sale of the mining concessions, subject-matter of this Contract, as well as 10% (ten percent) of the total net amount of the products obtained from the development and operation of the mining concessions and of the production mining works that are carried out within the concession, while **"MEXUS GOLD MX"** will retain 90% (ninety percent) of such total amount; additionally, **THE CONCESSIONAIRE** will receive a certificate for the amount of 6,000,000 (six million) ordinary shares of the company **Mexus Gold US** whose symbol is **MXSG**, dated febraruy 16, 2018.- -

Third.- The contracting parties declare that the conditions appointed in the former clause is fair and legal information they have about the mining lots,

subject-matter of this instrument; that in this Contract, they proceed with abolute freedom; that there exist no loss or error and that none of them is enriching at the expense of the other, and with this regard, they declare that in this case none of the grounds for rescision, nulity, and reduction, as foreseen in Articles Eighteen, Seventy Nine, One Thousand Nine Hundred Fifty Two, and other related articles of the Civil Code for the State of Sonora, apply. -

Fourth.- The duration of this Contract is from the date of execution of this Contrat to October 21, 2054, or before in the event that the mining lots are sold; additionally, the parties agree that in case that the promising assignee decides to assign the rights of this instrument, he must inform The Cessionaire about this eventuallity. -

In case that there is an advanced termination of this Contract, pursuant to the former paragraph, **The Concessionaire** is not obliged to return to **Mexus Gold MX** or **Mexus Gold US** any consideration paid during the duration of the Contract. -

Fifth.- The contracting parties agree to all terms outlined herein, and "**MEXUS GOLD MX**" will carry out all explorations necessary in the mining concessions that it acquires through this Contract, in order to evaluate the potential reserves of the mineral deposits, and shall provide to "**THE CONCESSIONAIRE**" the results obtained from the mining exploration. -

Sixth.- "**MEXUS GOLD MX**" hereby agrees and undertakes to pay for the notary expenses that correspond to the concession titles acquired through this Contract, as well for the corresponding mining lots; likewise, it will pay income taxes and value added taxes generated when the definitive assignment contract takes place as well as the payments due to mining rights, works carried out, mining experts, and others directly related to the mining lots. "**MEXUS GOLD MX**" will be the sole responsible for damages or ecological deterioration caused by the mining work, which will be repaired at its own expense, applying the techniques that are more convenient for the restituion of the ecological environment that was damaged. Therefore, it shall have all environmental licenses and other applicable for the development of these activities. - - - - - - - - -

Seventh.- Grounds for rescission.
The parties agree to establish as specific grounds for rescission of this Contract, in addition, complementation, or clarification to those that are applicable by law.

In general, the realization of any act or ammision that infringe the agreements in the Contact or the provisions set forth in the laws in effect. - - - - - - - - - - - - - - - -

The omission from "**MEXUS GOLD MX**" to carry out or meet any of the terms or conditions of this Contract, will not automatically terminate this Contract or any subleasing, either it will revoke or annul the Contract. In the case of a fault, "**MEXUS GOLD MX**" will notify in writing "**THE CONCESSIONAIRE**" specifying the nature and details of such fault. "**MEXUS GOLD MX**" will have 30 calendar days to correct any valid fault. In case such fault is not corrected in the aforementioned period of time, "**THE CONCESSIONAIRE**", in his opinion, can terminate this Contract. -

Eight.- Confidentiality.
"**THE CONCESSIONAIRE**" shall keep as confidential all programs, projects, contracts, agreements, blueprints, specifications, and information and/or documents of any type to which he has access, directly or indirectly, related to the characteristics or purposes of the programs, projects, or Works, where the supplier is participating, whose disclosing signify to "**MEXUS GOLD MX**" losing its competitive or economical advantages in front of third parties in the realization of its industrial, commercial, or administrative activities. - - - - - - - - -

Ninth.- In addition, "**THE CONCESSIONAIRE**" shall: - - - - - - - - - - - - - - - -

Contribute with "**MEXUS GOLD MX**" to implement its activities and do not hold up the operation of MEXUS GOLD MX. -

Tenth.- Absence of defects in consent.
The parties shall, in good faith, in the form and terms set forth herein, there exist no ignorance, malice, incompetence, injury or any other vice, so they waive the right to bring any action due to defect in the consent. - - - - - - - - - - - - - - - - - - -

Eleventh .- Address for service.
The parties appoint as their address for service for all kind of applications, notices, communications, notifications, and in general for everything related to this Contract, the following: --

"THE CONCESSIONAIRE": ------------------------------------

The one mentioned in Declaration 2.- herein. ------------------- ---------

"MEXUS GOLD MX": ------------- -----------------------

The one mentioned in Declaration 4.- herein. ------------------- ---------

The notifications made in the aforesaid addresses will be in full effect insofar the change of address of any of the parties is communicated in writing, where applicable. ---

Twelfth.- Jurisdictional Competence and Applicable Legislation.
In case the "**Assignor**" or the "**Cessionaire**" considers that the other party has commited a breach of the agreements included in this Contract, it has to submit the matter to arbitration. It is understood that the parties shall reach an agreement about the arbitrator, who has to have al least ten years of experience in the field. -

Thirteenth.- This Contract ends and replaces all former agreements, either written, oral, or implicit, between the parties.-------------------------

Having read and understood the content of this Contract and its leagl reach, it is signed in two counterparts before the presence of two witneses who ratify the validity of this act, in Hermosillo, Sonora, Mexico, on ____________, 2018, which is its effective date. --------------- ---------------------

"THE CONCESSIONAIRE"

01/05/18

Pacific Comox SA de CV
César Mauricio Lemas Contreras, BSc.

The Assignee

5-1-18

Paul Dwight Thompson
In representation of the company
MEXUS GOLD MX, S.A. DE C.V.

Witness

Witness